Exhibit 5.1

Goodwin Procter LLP Counselors at Law Three Embarcadero Center, 24th Floor San Francisco, CA 94111 T: 415.733.6000 F: 415.677.9041

November 15, 2013

Anthera Pharmaceuticals, Inc.

25801 Industrial Boulevard, Suite B

Hayward, California  94545

Re:    Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-187780) (the “Registration Statement”) filed on April 5, 2013 with the with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on April 18, 2013. Reference is made to our opinion letter dated April 5, 2013 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 15, 2013 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to $25,000,000 aggregate offering amount of shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”) covered by the Registration Statement.  We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement pursuant to an At Market Sales Agreement between the Company and Cowen and Company, LLC, as Agent (the “Sales Agreement”).

     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

     For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its charter such that the number of authorized but unissued shares of Common Stock under the Company’s charter is less than the number of unissued Shares (based on the Minimum Price).

     For purposes of the opinions set forth below, we refer to the following as “Future Authorization and Issuance”: (a) the authorization by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Authorization”) and (b) the issuance of the Shares in accordance with the Authorization upon the receipt by the Company of the consideration (which is not less than the par value of such Shares) to be paid therefor in accordance with the Authorization.

     The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Future Authorization and Issuance, will be validly issued, fully paid and non-assessable.

     This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP